Exhibit 10.2

Independent Director Compensation Policy

1.             Base Compensation.  Natural Gas Services Group, Inc. (the "Company") shall pay each director who meets the criteria for each of (i) a “non-employee director,” as such term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) “independent director,” as defined in the rules and regulations of the New York Stock Exchange (each, an "Independent Director"), an amount of $25,000 for 2012 and $30,000 per annum thereafter until such amount is recommended for change by the Compensation Committee. Such base compensation amounts are payable in four equal installments at the time of each quarterly meeting of the Board of Directors.

2.             Committees. The chairperson of the Audit Committee and the chairperson of the Compensation Committee shall receive additional annual compensation equal to 33% of their base quarterly cash fee.

3.             Reimbursement of Travel and Other Expenses. The Company shall promptly pay or reimburse each Independent Director for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by such Independent Director in connection with attending meetings of the Board and any committee thereof on which he serves; provided that such Independent Director submits proof of such expenses, with all properly completed forms as prescribed from time to time by the Company, no later than 60 days after such expenses have been so incurred.

4.             Restricted Stock Grants. Each Independent Director shall receive an award of 2,500 shares of Restricted Stock (as defined in the Natural Gas Services Group, Inc. 2009 Restricted Stock/Unit Plan (the "Plan") under the Plan on the first day of each calendar year. An Independent Director who joins the Company's Board during the year shall receive upon joining the Board a prorated number of restricted shares equal to the number of full months remaining in the calendar year including the month in which he or she joined the Board (for example, an Independent Director who joined the Board on March 15th would be granted 2,084 restricted shares (2,500 x 10/12)). Subject to such Independent Director’s continued service as an Independent Director, such Restricted Stock shall vest in quarterly installments beginning in the year following the year of grant, subject to acceleration under the Plan.  Effective upon such Independent Director’s resignation (except by retirement) or removal from the Board, all unvested shares of Restricted Stock held by such Independent Director shall be forfeited.

5.    Amendments. This Policy may be amended upon recommendation by the Compensation Committee and approval by the majority of the members of the Board of Directors.